Welcome - Windows Internet Explorer

https://finisar.equitybenefits.com/WebSite/Screens/Welcome.aspx

Finisar

HOME | E-MAIL | CONTACT US | LOG OUT

Need Help? Phone: 1-800-516-4699
EMAIL: finisarco@soe-team.com

Election Info | Make An Election

Welcome to the Finisar Tender Offer Website

MAKE AN ELECTION
OFFER TO REPLACE ELIGIBLE OPTIONS
INSTRUCTIONS TO ELECTION FORM
FREQUENTLY ASKED QUESTIONS
RESTRICTED STOCK UNIT ISSUANCE AGREEMENT

Done | Internet | 100%